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EXHIBIT 23.1

Consent of independent auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 5, 2004, in the Registration Statement (Form S-4) and related prospectus of Telex Communications Intermediate Holdings, LLC. for the Registration of $129,115,891 13% Senior Subordinated Discount Notes due 2009.

/s/ Ernst & Young, LLP
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Minneapolis, Minnesota
April 28, 2004